Exhibit 10.2.4

Compensation and Benefits Assurance Agreement
For Qdoba Brand President

This amended and restated COMPENSATION AND BENEFITS ASSURANCE AGREEMENT FOR QDOBA BRAND PRESIDENT (this “Agreement”) is made, entered into October 10, 2017, by and between Jack in the Box Inc. (hereinafter referred to as the “Company”) and the eligible Executive Keith M. Guilbault (hereinafter referred to as the “Executive”), and supersedes and replaces the prior agreement between the parties dated August 3, 2017 (the “Effective Date”).

WHEREAS, the Executive is presently employed by the Company in a key management capacity as Qdoba Brand President and President of the Company’s wholly owned subsidiary Qdoba Restaurant Corporation (“Qdoba”); and

WHEREAS, the Executive possesses considerable experience and knowledge of the business and affairs of the Company concerning its policies, methods, personnel, and operations; and

WHEREAS, the Company desires assuring the continued employment of the Executive in a key management capacity and the Executive is desirous of having such assurances.

NOW THEREFORE, in consideration of the foregoing and of the mutual covenants and agreement of the parties set forth in this Agreement, and of other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

Section 1. Term of Agreement
This Agreement will commence on the Effective Date and shall continue in effect for two full calendar years from the Effective Date (through August 3, 2019) (the “Initial Term”).

The Initial Term of this Agreement automatically shall be extended for two additional calendar years at the end of the Initial Term, and then again after each successive two-year period thereafter (each such two-year period following the Initial Term a “Successive Period”). However, either party may terminate this Agreement at the end of the Initial Term, or at the end of any Successive Period thereafter, by giving the other party written notice of intent not to renew, delivered at least six (6) months prior to the end of such Initial Term or Successive Period. If such notice is properly delivered by either party, this Agreement, along with all corresponding rights, duties, and covenants shall automatically expire at the end of the Initial Term or Successive Period then in progress.

In the event that a “Change in Control” occurs (as defined in Section 2.5 herein) during the Initial Term or any Successive Period, upon the effective date of such Change in Control, the term of this Agreement shall automatically and irrevocably be renewed for a period of twenty-four (24) full calendar months from the effective date of such Change in Control. This Agreement shall thereafter automatically terminate following the twenty-four (24) month Change in Control renewal period. Further, this Agreement shall be assigned to, and shall be assumed by, the purchaser or successor entity in such Change in Control, as further provided in Section 4 herein.

Section 2. Severance Benefits
2.1. Right to Severance Benefits. The Executive shall be entitled to receive from the Company the Severance Benefits as described in Section 2.3 herein, if during the term of this Agreement there has been a Change in Control and if, within twenty-four (24) calendar months immediately thereafter, the Executive’s employment shall end due to a Qualifying Termination (as defined in Section 2.2 herein). The Severance Benefits described in Sections 2.3(a), 2.3(b), and 2.3(c) herein shall be paid in cash to the Executive.

The Severance Benefits described in Sections 2.3(a), 2.3(b), 2.3(c), 2.3(d) and 2.3(e) shall be paid out of the general assets of the Company.

2.2. Qualifying Termination. In the event the Executive incurs a separation from service (as defined under Treasury Regulation section 1.409A-1(h) and without regard to any alternate definition thereunder) as a result of the occurrence of either of the following events during the 24-month period following a Change in Control (subject to the limitations set forth below, “Qualifying Termination”), the Company shall provide the Executive the Severance Benefits, as such benefits are described under Section 2.3 herein:

(a)	The involuntary termination of the Executive’s employment with the Qdoba Business (as defined below) without Cause (as such term is defined below; and

(b)	The Executive’s voluntary termination of employment with the Qdoba Business for Good Reason (as such term is defined below).

Notwithstanding the foregoing, a Qualifying Termination shall not include (i) a termination of employment within twenty-four (24) calendar months after a Change in Control by reason of the Executive’s death or disability (defined as a physical or mental condition that results in a total and permanent disability to such extent that the person is eligible for disability benefits under the federal Social Security Act), (ii) the Executive’s voluntary termination without Good Reason, (iii) the Company’s involuntary termination of the Executive’s employment for Cause, (iv) the Executive’s termination of employment with Jack in the Box Inc. without termination of the Executive’s employment with the Qdoba Business, or (v) the Executive’s termination of employment with the Qdoba Business without termination of the Executive’s employment with Jack in the Box Inc. For the avoidance of doubt, the transfer of the Executive’s employment from Jack in the Box Inc. to Qdoba or any successor to the Qdoba Business shall not be considered a Qualifying Termination under this Agreement.

For purposes of this Agreement, the “Qdoba Business” shall mean the Qdoba Restaurant Corporation or any successor to the business of Qdoba as operated as of the date of this Agreement.

In the event the Executive’s employment is terminated during the 24-month period following a Change in Control due to death or disability (defined as a physical or mental condition that results in a total and permanent disability to such extent that the person is eligible for disability benefits under the federal Social Security Act), any benefits or payments provided to the Executive will be provided in accordance with the terms of the severance policy then in effect to which the Executive is then subject.

For the avoidance of doubt, to the extent the Executive becomes entitled to payments or benefits pursuant to the terms of any previously entered Compensation and Benefits Assurance Agreement between Jack in the Box Inc. and the Executive (the “Jack in the Box Agreement”), the Executive shall not be entitled to any payments or benefits under this Agreement. In addition, to the extent the Executive becomes entitled to payments and benefits under this Agreement, the Executive shall not be entitled to any payments or benefits under the Jack in the Box Agreement.

(c)	Definitions of terms used in this section:

“Cause” shall be determined by a committee designated by the Board of Directors of the Company (“Compensation Committee”), in the exercise of good faith and reasonable judgment, and shall mean the occurrence of any of the following:

(1) a demonstrably willful and deliberate act or failure to act by the Executive (other than as a result of incapacity due to physical or mental illness) which is committed in bad faith, without reasonable belief that such action or inaction is in the best interests of the Company, which causes actual material financial injury to the Company and which act or inaction is not remedied within fifteen (15) business days of written notice from the Company; or

(2) the Executive’s conviction by a court of competent jurisdiction for committing an act of fraud, embezzlement, theft, or any other act constituting a felony involving moral turpitude or causing material harm, financial or otherwise, to the Company.

“Good Reason” shall be determined by the Executive, in the exercise of good faith and reasonable judgment, and shall mean, without the Executive’s express written consent, the Executive’s resignation upon the occurrence of any one or more of the following conditions, provided that the Executive first provides the Company with written notice of the existence of the applicable condition described in clauses (1) through (5) below no later than 90 days after the initial existence of such condition is known by the Executive and the Company fails to remedy such condition within 30 days of the date of such written notice.

(1)the material diminution in the Executive’s authorities, duties or responsibilities, which shall include a material reduction or alteration in the nature or status of the Executive’s authorities, duties, or responsibilities, from those in effect as of ninety (90) calendar days prior to the Change in Control, other than an insubstantial and inadvertent act that is remedied by the Company promptly after receipt of notice thereof given by the Executive; provided, however, that the transfer of the Executive’s employment from Jack in the Box Inc. to Qdoba or any successor to the Qdoba Business shall not, on its own, be considered a material diminution in the Executive’s authorities, duties or responsibilities;

(2)the Company requiring the Executive to be based at a location in excess of fifty (50) miles from the location of the Executive’s principal job location or office immediately prior to the Change in Control; except for required travel on the Company’s business to an extent consistent with the Executive’s then present business travel obligations;

(3)a material reduction by the Company of the Executive’s Base Salary in effect on the Effective Date, or as the same shall be increased from time to time, excluding amounts (i) designated by the Company as payment toward reimbursement of expenses; or (ii) received under incentive or other bonus plans, regardless of whether or not the amounts are deferred;

(4)a material reduction in the Company’s compensation, health and welfare benefits, retirement benefits, or perquisite programs under which the Executive receives value, as such program exists immediately prior to the Change in Control (however, the replacement of an existing program with a new program will be permissible (and not grounds for a Good Reason termination) if there is not a material reduction in the value to be delivered to the Executive under the new program); or

(5)any material breach by the Company of its obligations under Section 4 of this Agreement (or under any other written agreement under which the Executive provides services to the Company or the Qdoba Business).

The Executive’s continued employment shall not constitute consent to, or a waiver of rights with respect to, any circumstance constituting Good Reason herein.

2.3. Description of Severance Benefits. Subject to, and to the extent applicable, the payment distribution rules applicable to “specified employees” (as defined in Treasury Regulation section 1.409A) set forth in Section 6.13 herein, in the event that the Executive incurs a Qualifying Termination, the Company shall pay to the Executive and provide the Executive the following:

(a)
A lump-sum cash amount equal to the Executive’s unpaid Base Salary (as such term is defined in Section 2.6 herein), accrued vacation pay, un-reimbursed business expenses, and all other items earned by and owed to the Executive through and including the date of the Qualifying Termination; provided that any business expense reimbursements shall (i) be paid no later than the last day of the Executive’s tax year following the tax year in which the expense was incurred, (ii) not be affected by any other expense eligible for reimbursement in a tax year, and (iii) not be subject to liquidation or exchange for another benefit. Such payment shall be payable within 90 days of the effective date of the Executive’s Qualifying Termination and constitute full satisfaction for these amounts owed to the Executive.

(b)
A lump-sum cash amount equal to the result obtained by multiplying (i) the Executive’s annual rate of Base Salary in effect upon the date of the Qualifying Termination or, if greater, the Executive’s annual rate of Base Salary in effect immediately prior to the occurrence of the Change in Control by (ii) 2.5x (such applicable multiple referred to herein as the “Multiple”). Such payment shall be payable within 90 days of the effective date of the Executive’s Qualifying Termination and constitute full satisfaction for these amounts owed to the Executive.

(c)
A lump-sum cash amount equal to the result obtained by multiplying (i) the Multiple and (ii) the greater of: (I) the result of the Executive’s annualized Base Salary determined in (b) above multiplied by the Executive’s average annual incentive percentage for the last three (3) years prior to the effective date of the Change in Control or (II) the Executive’s average dollar amount of annual incentive paid for the last three (3) years prior to the Change in Control. If the Executive does not have three (3) full years of annual incentive payments from Jack in the Box Inc. prior to a Change in Control, the Company will substitute the target annual incentive percentage for each missing year. Such payment shall be payable within 90 days of the effective date of the Executive’s Qualifying Termination and constitute full satisfaction for these amounts owed to the Executive.

(d)
At the exact same cost to the Executive, and at the same coverage level as in effect as of the Executive’s date of the Qualifying Termination (subject to changes in coverage levels applicable to all employees generally), a continuation of the Executive’s (and the Executive’s eligible dependents) health insurance coverage for 30 months from the date of the Qualifying Termination, as applicable (such applicable period referred to herein as the “Continuation Coverage Period”):

The Continuation Coverage Period will run concurrently with any coverage provided as required by the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”). The difference between the fair market value of the cost of such continuation coverage and the amount the Executive pays for the coverage will be included in the Executive’s taxable income. Any payments or benefits that the Executive receives during the Continuation Coverage Period shall (i) be paid no later than the last day of the Executive’s tax year following the tax year in which the expense was incurred, (ii) not be affected by any other expense eligible for reimbursement or benefit provided in a tax year, and (iii) not be subject to liquidation or exchange for another benefit.

The Continuation Coverage Period shall cease prior to the end of the eighteenth (18th) month of such period in the event the Executive becomes covered under health insurance coverage of a subsequent employer which does not contain any exclusion or limitation with respect to any preexisting condition of the Executive or the Executive’s eligible dependents. For purposes of enforcing this offset provision, the Executive acknowledges and agrees to inform the Company as to the terms and conditions of any subsequent employment and the corresponding benefits earned from such employment. The Executive shall provide, or cause a subsequent employer to provide, to the Company in writing correct, complete, and timely information concerning the benefits provided under such health insurance coverage

(e)
The Executive shall be entitled, at the expense of the Company, to receive standard outplacement services from a nationally recognized outplacement firm of the Executive’s selection, for period of up to one (1) year from the effective date of the Executive’s Qualifying Termination.

(f)
If the Executive is employed by Qdoba or any successor to the Qdoba Business (the “Acquiring Corporation”) following a Change in Control, the Acquiring Company may either: (I) assume the Company’s rights and obligations with respect to the Executive’s unvested stock options, restricted stock unit awards (RSUs), and performance-based share awards (PSUs) granted under Jack in the Box Inc.’s stock incentive plans (collectively, the “Equity Awards”) or (II) substitute for the outstanding Equity Awards an economically equivalent benefit (payable in cash or equity) that provides for the same or no less favorable vesting and other terms and conditions, subject to Section 409A and any other applicable laws. If the Acquiring Corporation assumes or substitutes for the outstanding Equity Awards in accordance with the preceding sentence, the assumed or substituted awards, to the extent not vested will become vested as of the effective date of the Executive’s Qualifying Termination under the terms of the assumed or substituted awards.

2.4. In the event the Acquiring Corporation elects not to assume or substitute for the Equity Awards in connection with a Change in Control, Equity Awards held immediately prior to the consummation of the Change in Control by the Executive (whether or not his employment is terminated in connection with the Change in Control) shall be cancelled as of the effective date of the Change in Control and the Executive shall receive a lump-sum cash payment equal in value to the cancelled Equity Awards as of the Change in Control, subject to Section 409A and any other applicable laws. For this purpose, the final value of the Equity Awards shall be based on the Fair Market Value of the Company’s Stock on the effective date of the Change in Control, with the final value of the PSU Award determined by (a) with respect to any completed fiscal year periods during the Performance Period, the extent to which the applicable Performance Goals for such periods have been attained during such periods, if measurable and (b) with respect to fiscal year periods which have not been completed as of the date of the Change in Control (or fiscal year periods described in (a) for which performance is not measurable), the pre-established 100% level with respect to each Performance Target comprising the applicable Performance Goals for such period. Any acceleration with the foregoing shall be conditioned upon the consummation of the Change in Control.

2.5. Definition of “Change in Control.” “Change in Control” of means, and shall be deemed to have occurred upon, the first to occur of any of the following events:

(a)
Any Person (other than Jack in the Box Inc. or any successor to Jack in the Box Inc., or other than a trustee or other fiduciary holding securities under an employee benefit plan of Jack in the Box Inc.) becomes the Beneficial Owner, directly or indirectly, of the Qdoba Business; or

(b)	The Board of Directors or stockholders, as applicable, of Jack in the Box Inx. approve a plan of complete liquidation of Qdoba Restaurant Corporation; or

(c)	The consummation sale or disposition of all or substantially all of the business or assets of the Qdoba Business to an unrelated third party.

However, in no event shall a “Change in Control” be deemed to have occurred, with respect to the Executive, if the Executive is part of a purchasing group which consummates the Change in Control transaction. The Executive shall be deemed “part of a purchasing group” for purposes of the preceding sentence if the Executive is an equity participant in the purchasing company or group (except for: (i) passive ownership of less than two percent (2%) of the stock of the purchasing company; or (ii) ownership of equity participation in the purchasing company or group which is otherwise not significant, as determined prior to the Change in Control by a majority of the non-employee continuing Directors.

2.6. Other Defined Terms. The following terms shall have the meanings set forth below:

(a)
“Base Salary” means, at any time, the then-regular annualized rate of pay which the Executive is receiving as a salary, excluding amounts (i) designated by the Company as payment toward reimbursement of expenses; or (ii) received under incentive or other bonus plans, regardless of whether or not the amounts are deferred.

(b)	“Beneficial Owner” shall have the meaning ascribed to such term in Rule 13d-3 of the General Rules and Regulations under the Exchange Act (as such term is defined below).

(c)	“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, or any successor act thereto.

(d)	“Person” shall have the meaning ascribed to such term in Section 3(a)(9) of the Exchange Act and used in Section 13(d) and 14(d) thereof, including a “group” as defined in Section 13(d) thereof.

Section 3. Excise Tax
3.1     Internal Revenue Code Section 280G Excise Tax Provision. Notwithstanding anything in this Agreement or any other agreement with the Company or any affiliate to the contrary, in the event it shall be determined that (A) any payment, award, benefit or distribution (or any acceleration of any payment, award, benefit or distribution) by the Company (or any of its affiliated entities) or any entity which effectuates a Change in Control (or any of its affiliated entities) to or for the benefit of Executive (whether pursuant to the terms of this Agreement or otherwise) (each a “Payment” and together the “Payments”) would constitute a “parachute payment” within the meaning of Section 280G of the Code and would be subject to the excise tax imposed by Section 4999 of the Code or any successor provision (the “Excise Tax”), and (B) the reduction of the Payments to the maximum amount that could be paid to Executive without giving rise to the Excise Tax (the “Safe Harbor Cap”) would provide Executive with a greater after-tax amount (taking into account the Excise Tax as well as federal, state and local income and employment taxes) than if such Payments were not reduced, then the Payments shall be reduced to the Safe Harbor Cap. If the reduction of the Payments would not result in a greater after-tax result to Executive (taking into account the Excise Tax as well as federal, state and local income and employment taxes), then no Payments shall be reduced pursuant to this provision. The Executive shall be solely responsible for payment of the Excise Tax and such other applicable federal, state, and local income and employment taxes.

3.2 Reduction of Payments. The reduction of the Payments, if applicable, shall be made by applying any reduction in the following order: (A) first, any cash amounts payable to Executive as a severance benefit as provided in Section 2.3(b) or (c) of this Agreement or otherwise; (B) second, any amounts payable on behalf of Executive for continued health insurance coverage under Section 2.3(d) of this Agreement or otherwise; (C) third, any other cash amounts payable to or on behalf of Executive under the terms of this Agreement, such as for outplacement benefits, or otherwise; (D) fourth, any payments or benefits under any nonqualified deferred compensation plan; (E) fifth, outstanding performance-based equity grants; and (F) finally, any time-vesting equity grants. In each case, Payments will be reduced beginning with Payments that would be made last in time.

3.3 Determinations by Accounting Firm. All determinations required to be made under this Section 3 shall be made by the public accounting firm that is retained by the Company (the “Accounting Firm”). The Accounting Firm shall provide detailed supporting calculations both to the Company and Executive within fifteen (15) business days of the receipt of notice from the Company or Executive that there has been a Payment, or such earlier time as is requested by the Company. All fees, costs and expenses (including, but not limited to, the costs of retaining experts) of the Accounting Firm shall be borne by the Company. The determination by the Accounting Firm shall be binding upon the Company and Executive.

Section 4. Successors and Assignments
4.1. Successors. The Company will require any successor (whether via a Change in Control, direct or indirect, by purchase, merger, consolidation, or otherwise) of (i) the Company or (ii) the Qdoba Business to expressly assume and agree to perform the obligations under this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place. Upon assumption of this Agreement by such successor, all references herein to the Company shall be deemed references to such successor unless otherwise required by the context thereof.

4.2. Assignment by Executive. This Agreement shall inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees, and legatees. If the Executive should die while any amount is still payable to the Executive hereunder had the Executive continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement, to the Executive’s devisee, legatee, or other designee, or if there is no such designee, to the Executive’s estate.

An Executive’s rights hereunder shall not otherwise be assignable.

Section 5. Miscellaneous
5.1. Administration. This Agreement shall be administered by the Board of Directors of the Company (the “Board”), or by the Administrative Committee. The Administrative Committee (with the approval of the Board, if the Board is not the Administrative Committee) is authorized to interpret this Agreement, to prescribe and rescind rules and regulations, and to make all other determinations necessary or advisable for the administration of this Agreement.

In fulfilling its administrative duties hereunder, the Administrative Committee may rely on outside counsel, independent accountants, or other consultants to render advice or assistance.

5.2. Notices. Any notice required to be delivered to the Company or the Administrative Committee by the Executive hereunder shall be properly delivered to the Company when personally delivered to (including by a reputable overnight courier), or actually received through the U.S. mail, postage prepaid at this Company’s corporate headquarters as of the date of such notice.

Any notice required to be delivered to the Executive by the Company or the Administrative Committee hereunder shall be properly delivered to the Executive when personally delivered to (including by a reputable overnight courier), or actually received through the U.S. mail, postage prepaid, by, the Executive at his or her last known address as reflected on the books and records of the Company.

Section 6. Contractual Rights and Legal Remedies
6.1.     Contractual Rights to Benefits. This Agreement establishes in the Executive a right to the benefits to which the Executive is entitled hereunder. However, except as expressly stated herein, nothing herein contained shall require or be deemed to require, or prohibit or be deemed to prohibit, the Company to segregate, earmark, or otherwise set aside any funds or other assets in trust or otherwise to provide for any payment to be made or required hereunder.

6.2.     Legal Fees, Compensation and Expenses. The Company shall pay all legal fees, costs of litigation, prejudgment interest, and other expenses which are incurred in good faith by the Executive. Additionally, the Company should be required to continue to pay and provide the Executive’s compensation and benefits pending resolution of conflict. The aforementioned payments are a result of the Company’s refusal to provide the Severance Benefits to which the Executive becomes entitled under this Agreement, or as a result of the Company’s (or any third party’s) contesting the validity, enforceability, or interpretation of the Agreement, or as a result of any conflict between the parties pertaining to this Agreement.

6.3.     Arbitration. The Executive shall have the right and option to elect (in lieu of litigation) to have any dispute or controversy arising under or in connection with this Agreement settled by arbitration conducted before a panel of three (3) arbitrators sitting in a location selected by the Executive within fifty (50) miles from the location of his or her job with the Company, in accordance with the rules of the American Arbitration Associations then in effect. The Executive’s election to arbitrate, as herein provided, and the decision of the arbitrators in that proceeding, shall be binding on the Company and the Executive.

Judgment may be entered on the award of the arbitrator in any court having jurisdiction. All expenses of such arbitration, including the fees and expenses of the counsel for the Executive, shall be borne by the Company.

6.4.     Unfunded Agreement. This Agreement is intended to be an unfunded general asset promise for a select, highly compensated member of the Company’s management and, therefore, is intended to be exempt from the substantive provisions of the Employee Retirement Income Security Act of 1974, as amended.

6.5.     Exclusivity of Benefits. Unless specifically provided herein, neither the provision of this Agreement nor the benefits provided hereunder shall reduce any amounts otherwise payable, or in any way diminish the Executive’s rights as an employee of the Company, whether existing now or hereafter, under any compensation and/or benefit plans, programs, policies, or practices provided by the Company, for which the Executive may qualify. Nor does this Agreement invalidate or effect (except as explicitly provided for in Section 2.2 hereof) the Jack in the Box Agreement, which shall remain in effect providing for severance benefits in the event of “Change in Control” of Jack in the Box Inc.

Vested benefits or other amounts which the Executive is otherwise entitled to receive under any plan, policy, practice, or program of the Company (i.e., including, but not limited to, vested benefits under the Company’s 401(k) plan), at or subsequent to the Executive’s date of Qualifying Termination shall be payable in accordance with such plan, policy, practice, or program except as expressly modified by this Agreement.

6.6.     Includable Compensation. Severance Benefits provided hereunder shall not be considered “includable compensation” for purposes of determining the Executive’s benefits under any other plan or program of the Company.

6.7.     Employment Status. Nothing herein contained shall be deemed to create an employment agreement between the Company and the Executive, providing for the employment of the Executive by the Company or any other entity for any fixed period of time. The Executive’s employment with the Company or any purchaser or successor entity is terminable at-will by the Company or the Executive and each shall have the right to terminate the Executive’s employment at any time, with or without Cause, subject to the Company’s obligation to provide Severance Benefits as required hereunder.

In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement, nor shall the amount of any payment hereunder be reduced by any compensation earned by the Executive as a result of employment by another employer, other than as provided in Section 2.3(e) herein.

6.8.     Entire Agreement. This Agreement represents the entire agreement between the parties with respect to the subject matter hereof, and supersedes all prior discussions, negotiations, and agreements concerning the subject matter hereof, including, but not limited to, any prior severance agreement made between the Executive and the Company; provided, however, that this Agreement shall not invalidate or supersede or effect (except as explicitly provided for in Section 2.2 hereof) the Jack in the Box Agreement, which shall remain in full force and effect.

6.9.     Tax Withholding. The Company shall withhold from any amounts payable under this Agreement any federal, state, city, or other taxes as legally required to be withheld.

6.10.     Waiver of Rights. Except as otherwise provided herein, the Executive’s acceptance of Severance Benefits, and any other payments required hereunder shall be deemed to be a waiver of all rights and claims of the Executive against the Company pertaining to any matters arising under this Agreement.

6.11.     Severability. In the event any provision of the Agreement shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Agreement, and the Agreement shall be construed and enforced as if the illegal or invalid provision had not been included.

6.12.     Applicable Law. To the extent not preempted by the laws of the United States, the laws of the State of Delaware shall be the controlling law in all matters relating to the Agreement.

6.13.     Application of Section 409A. Notwithstanding any inconsistent provision of this Agreement, to the extent the Company determines in good faith that (i) payments or benefits received or to be received by the Executive pursuant to this Agreement in connection with the Executive’s termination of employment would constitute deferred compensation subject to the rules of Treasury Regulation Section 409A, and (ii) the Executive is a “specified employee” under Section 409A, then only to the extent required to avoid the Executive’s incurrence of any additional tax or interest under Section 409A, such payment or benefit will be delayed until the earliest date following the Executive’s “separation from service” within the meaning of Section 409A which will permit the Executive to avoid such additional tax or interest. The Company and the Executive agree to negotiate in good faith to reform any provisions of this Agreement to maintain to the maximum extent practicable the original intent of the applicable provisions without violating the provisions of Section 409A, if the Company deems such reformation necessary or advisable pursuant to guidance under Section 409A to avoid the incurrence of any such interest and penalties. Such reformation shall not result in a reduction of the aggregate amount of payments or benefits under this Agreement.

IN WITNESS WHEREOF, the Company has executed this Agreement, to be effective as of the day and year first written above.

ATTEST:                 Jack in the Box Inc.

By: /S/PHILLIP H. RUDOLPH         By:     /S/ LEONARD A. COMMA
Phillip H. Rudolph                 Leonard A. Comma
Corporate Secretary                 Chairman & Chief Executive Officer

Participating Executive

By:     /S/ KEITH M. GUILBAULT
                         Keith M. Guilbault
Qdoba Brand President